Exhibit 10.22
                      CONSOLIDATED FREIGHTWAYS, INC.
                     EXECUTIVE INCENTIVE PLAN FOR 1994



THE PLAN

In order to motivate certain of its employees more effectively and efficiently, Consolidated Freightways, Inc. (CF, Inc.) establishes an Incentive Plan (Plan) under which payments will be made to eligible executive personnel out of calendar year 1994 Incentive Profits.


DESIGNATION OF PARTICIPANTS

Participants in this Plan shall be all full-time executive personnel of CF, Inc. A master list of all Plan participants will be maintained in the office of the Chief Executive Officer of CF, Inc.


ELIGIBILITY FOR PAYMENT

Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin
January 1,  April  1, July 1,  and October 1.   An employee who commences
participation in the 1994 Plan during the 1994 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is
actually   made  that  person  is  then   currently  (i)  employed  by
Consolidated Freightways, Inc. or any of its subsidiaries and (ii) a Plan participant.

     EXCEPTION 1. A Plan participant who is employed by CF, Inc. or any of its subsidiaries through December 31, 1994 but leaves that employment or otherwise becomes ineligible after December 31, 1994 but before the final payment is made relating to 1994, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1994 Incentive Profits.

     EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1994 pursuant to the Consolidated Freightways, Inc. Non-Contractual Employees Pension Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1994 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1994, or (4) to an eligible Plan participant who is transferred to another subsidiary of CF, Inc. and who remains an employee through December 31, 1994.


METHOD OF PAYMENT

Each Plan participant will be assigned an incentive participation factor as a percent of Annual Salary. Participants will have their participation factor based on CF, Inc. Incentive Profit.

Minimum and Incentive Factor Profit Goals are shown on Schedule A. Incentive compensation for the assigned profit goals will be earned on a pro rata basis for accomplishments between the Minimum level and the Incentive Factor Goal and will continue to be earned ratably for performance over the Incentive Factor Goals.

No incentive will be earned by a participant until CF, Inc. has achieved its Minimum Profit Goal.


PERSONAL DATA SHEET

A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which participant is assigned, (2) his assigned incentive participation factor, (3) the minimum level of achievement required for the profit goal, (4) the incentive factor level of achievement for the profit goal, and (5) the incentive earnings at the incentive factor level for the profit goal.


DATE OF PAYMENT

The Chief Executive Officer of CF, Inc. may authorize a partial payment of the estimated annual earned incentive, in December, 1994. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1995.


INCENTIVE PROFIT

Incentive Profit is defined as the earnings of CF, Inc. before deducting any amounts expensed under this or any similar incentive, bonus and/or profit sharing plans and before deducting income taxes.





ANNUAL COMPENSATION

Annual Compensation for incentive purposes for each Plan participant is his annualized salary before any incentive or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan. The term "special compensation" used herein does not include deferred salary arrangements wherein the participant could have chosen to receive the deferred salary in the Plan year.


MAXIMUM PAYMENT

Payments under this Plan are limited to double each participant's Participation Factor.


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohibited by law.


AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

The Board of Directors of CF, Inc. may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


DURATION OF PLAN

This Plan is for the calendar year 1994 only.





                                                      SCHEDULE A




                      CONSOLIDATED FREIGHTWAYS, INC.
                          INCENTIVE PLAN FOR 1994
                                 PROFIT GOALS



                                                             Incentive
                                          Minimum              Factor
     Incentive Plan Unit                Profit Goal         Profit Goal

     Consolidated Freightways, Inc.     $108,000,000        $180,000,000